SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934, as Amended

Check the appropriate box:
☐ Preliminary Information Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

flexSCAN, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

STOCKHOLDER INFORMATION STATEMENT

FEBRUARY 5, 2008

flexSCAN, Inc.
27201 Puerta Real, Suite 350
Mission Viejo, CA  92691
949-609-1966
Fax: 949-609-1970
www.flexscan.com

27201 Puerta Real, Suite 350
Mission Viejo, CA  92691

Fax: 949-609-1970

NOTICE OF ACTION WITHOUT A MEETING

To the Stockholders of flexSCAN, Inc.:

This Information Statement is being furnished on or about February 5, 2008 by flexSCAN, Inc., a Nevada corporation (the “Company,” “we,” “our” or “us”), to holders of the Company’s outstanding common stock, par value $0.001 per share (“Common Stock”), as of the close of business on December 31, 2007 (the “Stockholders”), pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The purpose of this Information Statement is to inform the Stockholders that the Company has obtained the written consent of a total of 4 stockholders holding an aggregate of approximately 50.1% of the issued and outstanding shares of the Company’s Common Stock for the approval of:

(1)  the election of the directors listed in this Information Statement; and

(2) the amendment to the Company’s Articles of Incorporation for the purpose of changing the Company’s name from “flexSCAN, Inc.” to “Aperture Health, Inc.”

Your consent to the election of the directors and the amendment to the Company’s Articles of Incorporation is not required and is not being solicited in connection with this action.

You are encouraged to read the attached Information Statement, including the form of Amended and Restated Articles of Incorporation attached as Exhibit A (which contains the amendments contemplated by action 2, above) for further information regarding these actions. In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will be deemed ratified and effective at a date that is at least 20 calendar days after the date this Information Statement has been mailed to our record stockholders. We anticipate this date to occur on or about the close of business on February 25, 2008.

WE ARE NOT ASKING YOUR  FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY.

By Order of the Board of Directors

/s/ Francis X. Pisano
Francis X. Pisano, CFO and Secretary

27201 Puerta Real, Suite 350
Mission Viejo, CA  92691

Fax: 949-609-1970

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THE APPROXIMATE DATE OF MAILING OF THIS INFORMATION STATEMENT IS FEBRUARY 5, 2008

The Company has filed this Information Statement with the Securities and Exchange Commission and is furnishing it, pursuant to Section 14(c) of the Exchange Act to owners of its Common Stock (the “Stockholders”).  The purpose of this Information Statement is to notify our Stockholders of the following:

(1)  On January 11, 2008, the Company obtained the written consent of the holders of a majority of the Common Stock to elect the following individuals to the Board of Directors of the Company: Thomas Banks, Kenneth Westbrook, Maurice J. DeWald, Heidi Patterson, Francis X. Pisano, John M. Word, III, Edward J. Brown, Jr. and James Brakke (the “Election”).

(2)  On January 11, 2008, the Company obtained the written consent of the holders of a majority of the Common Stock to approve an amendment to the Company’s Articles of Incorporation that will change our name to “Aperture Health, Inc.” (the “Amendment”).

The affirmative vote of a plurality of the votes cast is required for the election of directors.  The affirmative vote of the holders of a majority of the Common Stock is required to approve the amendment to the Articles of Incorporation.  Accordingly, your consent is not required and is not being solicited in connection with the Election or the approval of the Amendment.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock and will reimburse such persons for their reasonable charges and expenses in connection therewith.

THE ELECTION AND THE AMENDMENT HAVE BEEN APPROVED AND ADOPTED BY STOCKHOLDERS WHO HOLD SUFFICIENT VOTING SECURITIES TO APPROVE THE ACTIONS.  THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU SOLELY FOR YOUR INFORMATION.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The executive offices of the Company are located at 27201 Puerta Real, Suite 350, Mission Viejo, CA 92691.  All holders of the Common Stock of record at the close of business on December 31, 2007 will receive this Information Statement.

VOTING SECURITIES

A total of 4 stockholders holding approximately 50.1% of the issued and outstanding shares of Common Stock (the “Consenting Stockholders”) approved the Election and Amendment by means of written consent on January 11, 2008.  As of December 31, 2007, the Company had 82,718,108 shares of Common Stock outstanding.

The Nevada Revised Statutes (“N.R.S.”) provide that unless a company’s Articles of Incorporation provide otherwise, stockholders may take action without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

The Consenting Stockholders and their beneficial holdings are as follows:

Name	Shares Beneficially Held	Percentage
Thomas Banks	20,944,486	25.3%
Francis X. Pisano	927,204	1.1%
HAP Investments	9,587,159	11.6%
Barbakow Living Trust	10,000,000	12.1%
Total	41,458,849	50.1%

DISSENTERS’ RIGHT OF APPRAISAL

The Stockholders have no dissenters’ rights of appraisal.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as in their capacity as Stockholders, no person who has been a director or officer of the Company, nor any associate or affiliate of any such persons, has any substantial interest, direct or indirect, in the Amendment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the amount of Common Stock of the Company beneficially owned (unless otherwise indicated) by the each stockholder who is known by the Company to own beneficially more than five (5%) of the Company’s outstanding Common Stock and the Company's directors, executive officers and key employees of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. All information is as of December 31, 2007.

SHARE SUMMARY

Name	Position	Voteable Shares	Voteable Shares as Percent of Shares Outstanding	Stock Options Acquirable within 60 Days
Thomas Banks	Director and CEO	20,944,486	25.3%	3,095,000
Francis X. Pisano	Director and CFO	927,204	1.1%	1,145,219
Kenneth Westbrook	Director and President	254,193	.3%	1,977,098
Maurice J. DeWald	Director	125,000	.2%	527,583
Heidi Patterson	Director	9,587,159	11.6%	5,587,102
Gary Geil	Director	255,688	.3%	0
Jonathan Javitt	Director	125,000	.2%	468,500
John M. Word, III	Director Nominee	0	0.0%	48,000
Edward J. Brown, Jr.	Director Nominee	0	0.0%	48,000
James Brakke	Director Nominee	0	0.0%	48,000
Barbakow Living Trust	Over 10% Shareholder	10,000,000	12.1%	10,000,000
All current directors and executive officers as a group		42,218,730	51.0%	22,944,502
Total Outstanding Shares		82,718,108

ITEM 1—ELECTION OF DIRECTORS

Elected Directors

Under the N.R.S., the written consent obtained from the Consenting Stockholders is sufficient to elect all nominees to our Board of Directors without the vote or consent of any other stockholders of the Company.

Effective twenty (20) days after the mailing of this Information Statement, the following individuals will be elected to serve on the Company’s Board of Directors:

Name	Age	Position
Thomas Banks	55	Chief Executive Officer, Director and Chairman of the Board
Kenneth Westbrook	57	President and Director
Maurice J. DeWald	66	Director, Chairman of the Audit Committee, and Member of the Compensation Committee
Heidi Patterson	53	Director, Member of the Audit Committee and Compensation Committee Chairperson
Francis X. Pisano	53	Chief Financial Officer, Director, Member of Compensation Committee
John M. Word, III	59	Director
Edward J. Brown, Jr.	59	Director
James Brakke	66	Director

Our directors are elected by the stockholders to a term of one year and serve until their successor is elected and qualified.  There are no family relationships between or among our directors and executive officers.

Biographical summaries of individuals elected as directors appear below. Data with respect to the number of shares of the Company’s Common Stock beneficially owned by officers and directors as at the Record Date appear on page 3 (above) of this Stockholder Information Statement.

Thomas Banks — Chairman, Chief Executive Officer, flexSCAN, Inc.

Mr. Banks is flexSCAN’s founder and is in charge of the day-to-day operations of the Company. Prior to the founding of flexSCAN Mr. Banks founded guideSMART.com, a world class Internet portal and business-2-business Web community and Application Service Provider employing a franchise distribution model. Before guideSMART, Mr. Banks was the founder of Santiago Data Systems, Inc., which he ran from February 1980 until March 1997. While Santiago’s CEO, Mr. Banks specialized in the development, sales and marketing of health care practice management software. Before Santiago, Mr. Banks was with the Radio Shack division of Tandy Corporation where he was integral in the training and coordinating of the company’s Computer Center retail operations in Southern California, Nevada, and Arizona.

Kenneth Westbrook — President, flexSCAN, Inc.

Mr. Westbrook has held senior executive positions with many well-known names in healthcare. While at Tenet from 1997 to 2004, he was the senior vice president of operations responsible for up to 16 acute care hospitals in the Southwest generating in excess of $130 million EBITDA annually. In 1996, he was the senior vice president of operations for over a third of OrNda Healthcorp's hospitals generating $1 billion in gross revenues. From 1988 to 1995 he also served as the chief operating officer for HCA Healthcare Corporation's Pacific Division as well as previously the CEO for four other California community hospitals.  Most recently, Westbrook retired from his role as chief executive officer of CareMore Medical Enterprises, where he oversaw three divisions and led the management team increasing CareMore’s HMO enrollments from 250 a month to 1,800. EBITDA rose from $19 million in 2004 to $39 million in 2005.  CareMore was recently sold to JPMorgan Partners for $235 million. Mr. Westbrook has an MBA and an MA in Healthcare Management from University of Redlands and was honored with a Legacy of Life Award from the American Heart Association.

Maurice J. DeWald— CPA

Maurice DeWald brings 30-years of audit experience to flexSCAN having been the managing partner of KPMG’s Los Angeles, Orange County and Chicago offices.  He is currently the CEO of Verity Financial Group, Inc., a private equity firm, and serves on the board of Integrated Healthcare Holding, Inc., Advanced Materials Group, Inc., and Clearant, Inc.  Mr. DeWald holds a BBA degree from the University of Notre Dame.

Heidi Patterson — Business Professional

Heidi Patterson, formerly the Chief Executive Officer of the Pacific Northwest Region of the American Red Cross from 1994 through 1999 and recently retired as the National Director of the Red Cross Umbilical Cord Blood Banking program. Ms. Patterson holds degrees in both Biology and Medical Technology. Ms. Patterson’s executive experience with the Red Cross makes Ms. Patterson a uniquely gifted member of flexSCAN’s board of directors and is committed to fulfilling flexSCAN’s charter to be a fundamentally sound and responsible member of the healthcare community.

Francis X. Pisano — Lawyer and CPA

Francis X. Pisano is a founding partner and currently heads the Marketing and Financial and Business Services Departments of Hoffski & Pisano.  Mr. Pisano earned a Bachelor of Science in both Accounting and Marketing at Fordham University.  He earned his Juris Doctor Degree at Western State University.  Mr. Pisano is a Certified Public Accountant, attorney, and a registered representative with the NASD with over 25 years of professional experience.  Prior to co-founding the firm, Mr. Pisano held positions at national firms in Orange County and was an instructor in taxation at Orange Coast College.  He presently lectures on tax planning, financial planning and estate planning.

John M. Word, III — Insurance Executive

John M. Word III, CLU, RHU, REBC, is renowned for transforming the California insurance broker's role in the small group health benefits marketplace through his pioneering technological and marketing advances since 1972.  Word's belief that benefits administration and underwriting need to be simplified and streamlined for all consumers underscores his continued effort today to find the next solution, the next innovation and the next market niche for the companies' expertise.  Together with Edward J. "Rusty" Brown, Jr., Word founded the Word & Brown General Agency to market and distribute health plans through California's huge brokerage community; and by 1986, the company was recognized as the largest independent small group health distributor in the nation. Sensing that employers needed assistance and qualified service with Federal COBRA laws, the company launched the nation's first COBRA administration operation.

Edward J. Brown, Jr. — Insurance Executive

Edward J. "Rusty" Brown, Jr., CLU, is highly respected throughout the healthcare insurance industry for establishing and delivering standards of performance and service designed to exceed all customers' expectations, and for enhancing the California health insurance brokers' ability to serve their client's needs and best interests.  Brown began his career in the early 1970's as an agent for the John Hancock Mutual Life Insurance Company in upstate New York, where he was the youngest producer to be honored with entry in the 119-year-old company's President's Honors Club.  In 1980, Brown transferred to the West Coast to assume the role of Sales Manager for Hancock's Newport Beach, California office. Here, Rusty built strong and long lasting relationships by focusing on delivering a superior level of service, and his office quickly emerged as the company's top producing employee benefits agency in the nation.  Later, Brown launched his own local General Agency, Innovative Cost Concepts, and subsequently met retail producer John Word. Together, Word and Brown refined the technology for a revolutionary new group health quoting engine and developed a plan that quickly attracted thousands of brokers and their clients to the services they could offer. Major insurers, too, were eager to be represented on this new rate and benefit comparison platform and, by 1986, Word & Brown Insurance Administrators, Inc. had become the largest independent small group health distributor in the nation.

James Brakke — Insurance Executive

James Brakke, a resident of San Juan Capistrano, California, is an insurance and financial services executive with thirty-five years of experience. With extensive experience in insurance services and corporate governance, Mr. Brakke served on many committees including loan and compensation committees.  Mr. Brakke served as a director of Commercial Capital Bancorp from February 2001 until October 2006 and as a director of Commercial Capital Bank from January 2000 until October 2006. Mr. Brakke is currently the president of Brakke-Schafnitz Insurance Brokers, a firm he co-founded in 1971. The commercial insurance brokerage and consulting firm manages in excess of $180 million of insurance premiums with both domestic and international insurers. Mr. Brakke has held numerous director positions for both non-profit and for-profit organizations.  From 2001 until 2006, he was a director of Commercial Capital Bancorp and a director and member of the Loan and Compensation committees of Commercial Capital Bank from 2000 until 2006.  Prior to that, he was a founding director and stockholder of Pacific National Bank located in Orange County until its sale to Western Bancorp.  He is also a past president of the professional insurance fraternity, Gamma Iota Sigma, and is on the board of advisors for Pepperdine University's Grazadio School of Business.  Mr. Brakke graduated from Colorado State University with a Bachelor of Science in Business and Finance.

The standing committees of the Board of Directors are the audit committee and the compensation committee. The audit committee is chaired by Maurice J. DeWald and the other member is Heidi Patterson. The audit committee is guided by their focus on oversight, open communication, and best practices. The responsibility of the audit committee is to oversee the financial reporting process; monitor the choice of accounting policies and principles; monitor internal control processes; ensure open communication among management, external auditors, and the audit committee; and, oversee hiring and performance of the external auditors. Mr. DeWald is an independent director and serves as its accounting and financial management expert. The compensation committee is chaired by Heidi Patterson, an independent Director of flexSCAN. The responsibility of the compensation committee is to structure director pay, subject to approval of all the independent directors, so that it is aligned with the long-term interests of shareholders. In addition, the committee annually reviews total compensation potentially payable to each director. Mr. DeWald is the second independent member of the compensation committee.

EXECUTIVE COMPENSATION

Each non-employee director receives no direct compensation for serving on the Board or any of its committees. Directors, however, are granted stock options as consideration for serving as a director of the Board.  Each director is granted a share stock option upon initial election to the Board of Directors.  Each option grant vests in equal installments over three years and having a five-year term, and permits the holder to purchase shares at agreed upon exercise price at the time the option is granted.

The Board of Directors met four times during fiscal 2007. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served.

Summary Executive Compensation Table

The following table discloses the annual and long-term compensation received in each of the last three fiscal years by (i) our Chief Executive Officer of the Company during the last fiscal year, (ii) the Company’s four most highly compensated executive officers, in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year, and (iii)  any executive officer of the Company who resigned during the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year.

Name and Principal Position	Fiscal Year	Salary	Bonus	Shares of Common Stock Underlying Stock Options & Warrants	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Def. Comp. Earnings	Total
Thomas Banks (1)	2007	$245,000	$ -	-	-	-	-	$245,000
Chairman and Chief	2006	$240,000	$ -	-	-	-	-	$240,000
Executive Officer	2005	$240,000	$ -	-	-	-	-	$240,000
Kenneth Westbrook (2)	2007	$100,000	$ -	1,900,002	$ 3,161,713	-	-	$3,261,713
Director and President
Francis X. Pisano (3)	2007	$52,500	$ -	-	-	-	-	$52,500
Chief Financial Officer	2006	$30,000	$ -	1,484,437	-	-	-	$30,000
Michael Cranford (4)	2007	$171,840	$ -	-	-	-	-	$171,840
Chief Tech. Officer	2006	$171,840	$ -	-	-	-	-	$171,840
	2005	$171,840	$ -	-	-	-	-	$171,840

(1)	Mr. Banks founded the Company in February 2001 as Chief Executive Officer.
(2)	Mr. Westbrook joined the Company on July 1, 2007. As of June 30, 2007 he accrued six (6) months of deferred compensation.
(3)	Mr. Pisano joined the Company in January 2006 as part-time Chief Financial Officer. At June 30, 2007, Mr. Pisano accrued three (3) months of deferred compensation.
(4)	Mr. Cranford joined the Company in September 2002 as Chief Technology Officer.

Option Grants Table

There were 1,900,002 options to purchase shares of our common stock granted to our named executive officers in the fiscal year ended June 30, 2007. The table below lists all of the outstanding equity awards as at the latest fiscal year end.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Awards					Stock Awards
	Number of securities Underlying Unexercised Options – Exercisable (1)(2)	Number of securities Underlying Unexercised Options - Unexercisable	Option Exercise Price (2)	Option Expiration Date (2)	Number of shares That Have Not Vested	Market Value of Shares That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Thomas Banks	-	-	-	-	-	-	-	-
Kenneth Westbrook	1,000,002	-	$0.10	6/30/2009	-	-	-	-
Kenneth Westbrook	300,000	600,000	$1.45	6/30/2009	-	-	-	-
Francis X. Pisano	343,948	540,489	$0.17	5/1/2009	-	-	-	-
Francis X. Pisano	600,000	-	$0.10	5/1/2009	-	-	-	-
Michael Cranford	-	-	-	-	-	-	-	-

(1)
The warrants have a term of no more than three years, subject to earlier termination in certain events related to termination of employment. The warrants begin to vest on the first month subsequent to the grant date. To the extent not already exercisable, the warrants shall become exercisable in full in connection with, and immediately prior to the consummation of, any liquidity event.

(2)	All options were granted at a value determined and approved by the Chief Executive Officer and the Board of Directors.

Director Compensation for those Directors Not Among the Executive Officers

The table below lists the compensation paid to directors during the last completed fiscal year. Those Directors who are named executives are shown in other sections of this filing.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Maurice J. DeWald	-	-	$407,585	-	-	-	$407,585
Heidi Patterson	-	-	$35,721	-	-	-	$35,721
Gary Geil	-	-	$-	-	-	-	$-
Jonathan Javitt	-	-	$414,085	-	-	-	$414,085

Aggregated Options and Warrants Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding the exercisable and unexercisable options to acquire common stock granted to executive officers.

					Value of Unexercised
			Number of Unexercised Options and Warrants at		In-the-Money Options and Warrants at (1)
			June 30, 2007		June 30, 2007
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Banks	-	-	-	-	-	-
Kenneth Westbrook	-	-	1,300,002	600,000	$ 50,000	-
Michael Cranford	-	-	1,768,874	-	-	-
Francis X. Pisano	-	-	600,000	-	$ 60,000	-

ITEM 2—AMENDMENT TO ARTICLES OF INCORPORATION

Pursuant to N.R.S. 78.320, the Company obtained approval of the Amendment by written consent of Stockholders owning 41,458,849 shares, or approximately 50.1% of the Company’s outstanding common stock.  The Amendment will change our name to “Aperture Health, Inc.”

Our Board of Directors believes that “Aperture Health, Inc.” is an ideal fit for our business because it captures the notion that our clients are able to inspect, view, and manage many areas of their lifestyle and medical information. Similarly, advertisers and medical clinicians are able to direct their promotions to enrollees on the basis of very specific medical and lifestyle criteria.

The Amendment will be effected by amending the first paragraph of current Article One of our Articles of Incorporation to read as follows:

The name of the Corporation is Aperture Health, Inc.

The change of our name will be effective at a date that is at least 20 calendar days after the date this Information Statement has been mailed. At that date, we will file a Certificate of Amendment (Pursuant to NRS 78.385 and 78.390) with the Secretary of State of the State of Nevada of a Certificate of Amendment stating that the articles have been amended. The form of that Certificate of Amendment is attached to this Information Statement as Exhibit A.

Stockholders will not be required to submit their stock certificates for exchange as a result of this name change.  Following the effective date of the Amendment, all new stock certificates that we issue will be overprinted with the Aperture Health name.

February 5, 2008	By order of the Company, /s/ Francis X. Pisano Francis X. Pisano CFO and Secretary

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

EXHIBIT A

Certificate of Amendment

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
## (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

flexSCAN, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Aperture Health, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 51%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07